Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Heritage Bankshares, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-112214 and No. 333-160825) on Form S-8 of Heritage Bankshares, Inc., of our report dated March 23, 2011, with respect to the consolidated balance sheets of Heritage Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report appears in this annual report on Form 10-K.

/s/ Elliott Davis LLC
Elliott Davis LLC

Galax, Virginia

March 23, 2011

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